EXHIBIT 10.5

AMENDED AND RESTATED

JOINT VENTURE AGREEMENT

This Amended and Restated Joint Venture Agreement (the “Agreement”) with an effective date of December 13, 2022, is by and between Growth Stalk Holdings Corp an Oklahoma corporation (“Growth Stalk”), Southbound Sunshine, LLC, an Oklahoma Limited Liability Company, a subsidiary of Growth Stalk (“Southbound”), and Hash RX, LLC, an Oklahoma Limited Liability Company (“Hash RX”). Growth Stalk, Southbound and Hash RX are collectively referred to herein as the “Parties’’.

RECITALS

WHEREAS, the Parties wish to enter into a joint venture arrangement to process Cannabis Flower and contribute their respective, equipment expertise and efforts accordingly (the “Joint Venture”).

WHEREAS, as provided for herein, the source of the Cannabis Flower or biomass shall be on an individual basis according to each transaction by a licensed Oklahoma Cultivation facility (“Cannabis Provider”).

WHEREAS, the Parties agree below that the Joint Venture to be governed by the terms of this Agreement.

OBLIGATIONS OF THE PARTIES TO THE JOINT VENTURE

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties intending to be legally bound, agree the above RECITALS are incorporated herein as terms to the Agreement, and further agree, as follows:

1.	FORMATION. The Parties hereby form the Joint Venture pursuant to the terms and purposes provided for herein.

2.	CONSIDERATION. (a) Growth Stalk shall provide the refrigerated trailer (the “Equipment’’) for the Joint Venture’s use but shall retain ownership of its Equipment; (b) Hash RX will provide its expertise to the Joint Venture to create solventless extracts and the product line from Hash RX (c) the Cannabis Provider shall provide the Cannabis Flower that will be used to create extract products, which shall vary according to the Joint Venture’s requirements of the Joint Venture. (d) Southbound shall facilitate the sales of products from the Joint Venture.

3.	PRODUCT OR REVENUE SHARE. The shares from the Joint Venture will be one of the following:

a)	PRODUCT SHARE: Products from the Joint Venture will be distributed between 50% and 60% to the Cannabis Provider which percentage will vary per provider- and, the remainder of the products will be sold and the revenue derived therefrom (after deduction of the cost of goods) will be distributed equally between Hash Rx and Southbound.

b)	REVENUE SHARE. The revenue from the Joint Venture shall be distributed between 50% and 60% to the Cannabis Provider varies per provide and the remainder of the revenue after deduction of cost of goods, will be distributed equally to Hash RX, LLC and Southbound.

4.	POWERS. The Joint Venture shall have all powers reasonably necessary or incidental to carrying out its Purpose.

5.	OFFICE. The principal office of the Joint Venture will be at 11991 N HWY 99 Seminole, OK 74868.

6.	REQUIREMENTS TO CONDUCT BUSINESS. Growth Stalk and Southbound will execute and file all certificates, and take all other actions, government or otherwise, that may be required to conduct the Joint Venture’s business.

7.	INSURANCE. Southbound shall secure the required insurance in order to facilitate this Joint Venture Agreement, including all General Liability Coverage.

8.	TERM AND TERMINATION. The term of this Agreement will commence as of the date hereof and continue pursuant to the operation of the Joint Venture, (the ‘Term”), unless either party notifies the other party in writing giving 30 days’ notice for cancelation or any of the Parties files a voluntary petition in bankruptcy, the filing of any petition against it under any bankruptcy or insolvency law, or filing of a petition or answer seeking the appointment of a receiver of its assets, in which case the Joint Venture shall terminate on its own accord in the event of any such events.

9.	NOTICE AND CURE OF A MATERIAL BREACH. If there is a material breach of this Agreement, the party intending to terminate must give the defaulting party thirty (30) business days written notice thereof, detailing the particular action or condition that is claimed to constitute a material breach. The defaulting party may cure the breach during this period or take steps to cure, and if cured, or if the steps taken to cure the breach will do so within a reasonable period if diligently prosecuted, then this Agreement will not terminate.

10.	REPRESENTATIONS. Each of the Parties represent to the other as follows:

a.	Authority. The execution, delivery, and performance by each of this Agreement and the performance by each of its obligations hereunder (i) are within their respective power and authority; (ii) have been duly authorized by all necessary action on the part of their respective governing bodies; (iii) will not contravene any agreement, instrument, or undertaking binding upon either or any of their respective assets; and (iv) will not contravene any agreements with any of lenders or investors of either.

b.	Binding Effect. This Agreement has been duly executed and delivered by each party and constitutes the valid, legal, and binding obligation of each party, enforceable in accordance with its terms.

c.	No Adverse Effects. There is no pending or, to my knowledge, threatened action, suit or proceeding or investigation before any court, board of arbitration or arbitrator, governmental body, agency, instrumentality, or official against or affecting either party, the outcome of which, if adversely determined, would have a material adverse effect on its business or assets or could adversely impair the ability of either party to fully perform its obligations under this Agreement.

d.	No Other Agreements. Neither party is a party to any agreement or instrument or subject to any restriction having a materially adverse effect on its business, operations, property, assets, or condition, financial or other, or its ability to perform its obligations under this Agreement or any agreement or instrument hereunder and is not in default in the performance, observance, or fulfillment of the material obligations, covenants, or agreements contained in any agreement or instrument or by which any of its property or assets is bound.

e.	No Defaults. Neither party is in default under any applicable order, writ, injunction, or decree of any court, governmental department, board, or agency, or instrumentality of any arbitrator.

11.	MANAGEMENT.

a.	Co-Managers. Joseph Babiak and Joseph Neihart will act as co- managers (the “Manager”) of the Joint Venture

b.	Power and Authority. The Co-Managers will have full power and authority to conduct and manage the business of the Joint Venture and to undertake and implement all matters necessary for the operation of the Joint Venture.

c.	Requirement of Good Faith. The Co-Managers, on behalf of the Joint Venture, shall diligently and in good faith manage the business of the Joint Venture and implement or cause to be implemented any Decision(s), and otherwise conduct the business of the Joint Venture in accordance with this Agreement.

d.	Collections and Distributions. The Co-Managers will collect all sums payable to the Joint Venture and will distribute such amounts, after expenses of the Joint Venture, to the Parties as well as the Cannabis Provider.

e.	Books and Records. The Co-Managers maintain the records and books of account for the Joint Venture. All Parties shall at all reasonable times have access to, and may inspect and make copies of, such books of account and all other books and records of the Joint Venture.

12.	TRANSFERS OF INTEREST IN THE JOINT VENTURE. Neither party may, without the prior written consent of the other party, sell, assign, or transfer in any way, or mortgage, hypothecate, or otherwise encumber either of their respective interests in the Joint Venture. Any attempted action in violation of this provision will be null and void

13.	LIQUIDATION.

a.	Manner of Liquidation. Upon the termination of this Agreement, all assets of the Joint Venture must be liquidated as quickly as practicable, but in a manner that minimizes losses occurring in such liquidation. Cherubim Interests and/or VICT may bid for and purchase any of the remaining assets of the Joint Venture.

b.	Payment of Proceeds. The proceeds of the liquidation are to be applied in the following order of priority:

i.	Payment of all tax obligations of the Joint Venture;

ii.	payment of the expenses of the liquidation including all costs and reasonable attorney’s fees, both outstanding and future fees related to the liquidation;

iii.	payment of all other debts and obligations of the Joint Venture, and the creation of a reserve for any contingent liabilities of the Joint Venture; and

iv.	payment of the balance, if any, to the parties in proportion with their interests in the Joint Venture.

14.	INTEGRATION: GOVERNING LAW. This Agreement merges and supersedes all prior Agreements between the Parties hereto, and shall be governed by, and construed in accordance with, the domestic laws of the State of Oklahoma. Venue shall lie in Oklahoma City, Oklahoma.

15.	INDEMNIFICATION OF THE JOINT VENTURERS. The parties to this Agreement shall have no liability to the other for any loss suffered which arises out of any action or inaction if, in good faith, it is determined that such course of conduct was in the best interests of the Joint Venture and such course of conduct did not constitute negligence or misconduct. The parties to this Agreement shall each be indemnified by the other against losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it in connection with the Joint Venture.

16.	ATTORNEY’S FEE. In the event either party files an action to enforce the terms and conditions of this Joint Venture Agreement, the prevailing party shall be entitled to the recovery of its costs and reasonable attorney’s fees, including the costs and fees of any appeal.

17.	SURVIVAL. All the representations and covenants contained in this Agreement will survive the termination of this Agreement.

18.	AMENDMENTS. No modification, amendment, or waiver of any provision of this Agreement, or consent to any departure by either party therefrom, shall in any event be effective unless the same shall be in writing and signed by the other party.

19.	INTEGRATED AGREEMENT. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions or warranties among the parties other than those set forth herein provided for.

20.	SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

21.	COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

IN WITNESS WHEREOF, the parties have executed this Joint Venture Agreement to be effective as of the date first written above.

Growth Stalk Holdings Corp

/s/ Joseph Babiak

By: Joseph Babiak, Chief Executive Officer

Southbound Sunshine, LLC

/s/ Joseph Babiak

By: Joseph Babiak, Managing Member

Hash RX, LLC

/s/ Joseph Neihart

By: Joseph Neihart, Manager